Designated Filer:	WPM, L.P.
Issuer & Ticker Symbol:	Fidelity National Information Services, Inc. (FIS)

Date of Event Requiring Statement: June 14, 2010

Exhibit 99.1

Explanation of Responses

(1)

The shares of common stock (the “Common Stock”) of Fidelity National Information Services, Inc. (“FIS”) were acquired pursuant to a stock purchase right granted to WPM, L.P., a Delaware limited partnership (“WPM”), pursuant to a Stock Purchase Right Agreement (the “Agreement”), dated as of March 31, 2009, by and among FIS, WPM and Metavante Technologies, Inc. The Agreement was included as Exhibit 2 to the Schedule 13D, filed by the Reporting Persons (defined below) on October 9, 2009 with the Securities and Exchange Commission.

(2)	Pursuant to the terms of the Agreement, the 20,445 shares of Common Stock were acquired for an average price of $0.01 per share.
(3)

This Form 4 is being filed on behalf of WPM, WPM GP, LLC, a Delaware limited liability company ("WPM GP"), Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("WP IX"), Warburg Pincus IX LLC, a New York limited liability company ("WP IX LLC"), Warburg Pincus Partners, LLC, a New York limited liability company ("WP Partners"), Warburg Pincus & Co., a New York general partnership ("WP"), Warburg Pincus LLC, a New York limited liability company ("WP LLC"), and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the "Reporting Persons").

(4)

WPM GP, the sole general partner of WPM, is a wholly-owned subsidiary of WP IX. WP IX LLC is the sole general partner of WP IX. WP Partners is the sole member of WP IX LLC. WP is the managing member of WP Partners. WP LLC manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC and may be deemed to control the Reporting Persons. Each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of the FIS common stock except to the extent of any indirect pecuniary interest therein.